Valmont Reports Third Quarter Results

Third Quarter Highlights:

•	Sales increased 33% with record third quarter sales in all segments.
•	Operating income rose 64% and was 12.5% of net sales.
•	Net earnings increased 43%.
•	Backlog for the Company grew to record levels.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported third quarter sales of $494.8 million compared with $372.0 million for the same period of 2007. Net earnings for the third quarter were $37.0 million, or $1.40 per diluted share, versus third quarter 2007 net earnings of $25.9 million, or $0.99 per diluted share. The effective tax rate for the quarter was 34%. Last year’s third quarter tax rate was 22%. The most significant reason for a lower effective tax rate in 2007 was income tax benefits related to activities in prior tax years that were recognized in the third quarter of 2007.

For the first nine months of 2008, sales were $1,414.2 million versus $1,115.0 million in 2007. Valmont’s nine-month net earnings were $103.9 million, or $3.95 per diluted share, compared with 2007 nine-month net earnings of $71.6 million, or $2.74 per diluted share.

Third Quarter Summary:

“Our third quarter earnings reached record levels, with record third quarter sales in all segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Record third quarter Irrigation Segment sales reflected strong global agricultural markets. The Utility Support Structures Segment also achieved record third quarter sales levels, reflecting continued robust investment by utility companies to upgrade the transmission grid.

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“In our Engineered Support Structures Segment, sales were higher than last year mainly due to the impact of acquisitions and currency translation effects.

“Increases in the Coatings Segment sales primarily resulted from higher unit volumes, offset to a degree by lower selling prices.

“As a result of improved operating leverage for the quarter, primarily in the Irrigation and Utility Support Structures Segments, consolidated operating income for the Company as a whole improved over 2.0 percentage points to 12.5% of revenues compared to the third quarter 2007.”

Third Quarter Segment Review:

Engineered Support Structures Segment (38% of 3rd Quarter Net Sales)

Structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes all utility support structures outside of North America.

Sales were $187.1 million, an increase of 13% over last year’s $164.8 million third quarter levels with acquisitions contributing approximately half of the sales increase.

In North America, sales gains reflect both volume increases and the acquisitions of West Coast Engineering Group and Site Pro, a distributor of wireless communication components. Sales of lighting and traffic products were at similar levels to last year. Sales of commercial lighting for malls and parking lots were lower, reflecting the downturn in the commercial construction market. Specialty structure sales in North America were higher due to increased demand for wireless communication products and the acquisition of Site Pro during the third quarter.

In Europe, sales were slightly higher due to increased demand for decorative poles. Results when reported in U.S. dollars, were favorably impacted by currency translation.

In China, sales increased mainly due to higher demand for utility structures somewhat offset by the effects of transportation disruptions during the Olympic Games. Valmont opened a new plant in Shandong province in August, 2008 to help meet the demands of a growing utility market and strong wireless communication markets in China. With three plants in China, one each in the southern, middle and northern regions of the east coast, the Company believes it is well positioned to serve China’s growing infrastructure needs.

Segment operating income decreased 2.7% to $16.2 million and was 8.7% of segment sales. The decrease in operating income reflects increased expenses to develop new international markets, start-up costs for the new plant in China and operating inefficiencies in one of the North American plants. The impact of these items was moderated by the operating income generated by acquisitions completed in 2008 and improved performance of North American specialty structures operations.

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Utility Support Structures Segment (23% of 3rd Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 43% to $113.0 million compared with $79.1 million in 2007. The growth in sales reflects the acquisition of PennSummit in February and sales price increases to recover higher steel costs. Electric utility companies are investing in the transmission and distribution grid to bolster capacity and improve reliability. Part of this investment includes structures to connect newly developed wind farms to the grid. Valmont’s current utility order book reflects larger order sizes and its backlog is at record levels.

Operating income increased 45% to $14.6 million and was 12.9% of segment sales due to the impact of the PennSummit acquisition, improved pricing and better factory performance.

Coatings Segment (7% of 3rd Quarter Net Sales)

Hot-dip galvanizing and other coatings services to protect against corrosion of steel and aluminum in North American markets.

Sales of $35.9 million were 5% above last year’s $34.3 million as a result of increased volumes, which more than offset lower pricing due to lower zinc costs.

Segment operating income rose to $9.3 million, an increase of 52%, and was 25.9% of segment sales. Most of the gains in operating income resulted from improved factory efficiencies and lower input costs.

Irrigation Segment (30% of 3rd Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and related service parts for agriculture in global markets.

Sales improved 77% to $150.4 million compared with $84.8 million in 2007. Increased irrigation equipment sales were supported by many factors. A growing middle class in India and China has resulted in an increase in protein-based diets. To meet the need for dietary improvements, demand for feed grains increased. This demand, combined with the demand for biofuels, has altered the supply/demand characteristics of farm commodities and has resulted in tighter supplies. As a result, crop commodity prices rose and farm income increased. To benefit from higher crop prices, enhance productivity and the need to conserve water, farmers increased their purchases of mechanized irrigation equipment. Demand for irrigation machines was broad-based and reflects strong farm incomes in most major markets.

In North America, demand was particularly strong, even during the seasonally slow growing season. Demand was better for aftermarket parts, and summer storms sparked a need for replacement of storm-damaged equipment. In international markets, demand was very strong, particularly in Brazil, the Middle East and Australia.

Segment operating income increased 185% to $25.2 million and was 17.0% of segment sales. The growth in operating income was primarily due to the operating leverage that resulted from increased unit volume.

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Fourth Quarter Outlook:

“Our outlook for the fourth quarter is positive and we expect a good finish to 2008,” Mr. Bay said. “For the year we expect revenue growth percentages in the mid-twenties and now expect operating income as a percent of sales to increase about one and one-half percentage points.

“When we look towards 2009 and beyond, trends in most of Valmont’s businesses look favorable, especially if stability returns to the financial markets worldwide. Infrastructure spending will continue to be necessary to support economic growth and when economic conditions weaken, governments may stimulate growth through infrastructure spending.

“We expect a new U.S. highway bill to be passed in 2009 which should have a positive impact on the structures businesses and our international markets should present further opportunities for growth.

“Our utility business continues to show strength and we expect 2009 to be another strong year.

“Agriculture will continue to be faced with increased demand to support improved diets and increased population worldwide as well as grains for biofuel production. These trends will support our irrigation business. Recently, we have seen a decrease in commodity prices, so far without a corresponding decrease in input costs, which could negatively impact order flow in the short term.

“Our coatings business will reflect the general condition of the infrastructure and industrial economies.

“In summary, we believe Valmont is well positioned for 2009 and beyond. We are well diversified among product lines and markets. We are diversified geographically, with sales in over 100 countries. We believe this diversification leaves us well positioned to benefit from global infrastructure development. We should also benefit from the way mechanized irrigation helps address the need for agriculture to increase feed-grain supply and conserve water.”

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An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 32008451 or via the Internet at 8:00 a.m. October 16, 2008 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:32008451 beginning October 16, 2008 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 23, 2008.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	27-Sep-08	29-Sep-07	27-Sep-08	29-Sep-07
Net sales	$ 494,801	$ 372,033	$1,414,216	$1,114,972
Cost of sales	359,802	274,461	1,026,206	819,719
Gross profit	134,999	97,572	388,010	295,253
Selling, general and administrative expenses	73,103	59,858	212,278	179,573
Operating income	61,896	37,714	175,732	115,680
Other income (expense)
Interest expense	(4,264)	(4,470)	(13,446)	(13,159)
Interest income	382	666	1,880	1,796
Miscellaneous	(376)	(319)	(2,234)	(342)
	(4,258)	(4,123)	(13,800)	(11,705)
Earnings before income taxes, minority interest, and equity in earnings of nonconsolidated subsidiaries

	57,638	33,591	161,932	103,975
Income tax expense	19,588	7,436	55,190	31,410
Earnings before minority interest, equity in earnings of nonconsolidated subsidiaries
	38,050	26,155	106,742	72,565
Minority interest	(1,478)	(700)	(3,164)	(1,355)
Earnings in nonconsolidated subsidiaries	412	438	369	372
Net earnings	$ 36,984	$ 25,893	$ 103,947	$ 71,582

Average shares outstanding (000's) - Basic	25,864	25,570	25,793	25,500
Earnings per share - Basic	$ 1.43	$ 1.01	$ 4.03	$ 2.81

Average shares outstanding (000's) - Diluted	26,362	26,207	26,321	26,096
Earnings per share - Diluted	$ 1.40	$ 0.99	$ 3.95	$ 2.74

Cash dividends per share	$ 0.130	$ 0.105	$ 0.365	$ 0.305

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	27-Sep-08	29-Sep-07	27-Sep-08	29-Sep-07

Net sales
Engineered Support Structures	$ 187,069	$ 164,767	$ 527,466	$ 450,598
Utility Support Structures	112,986	79,062	315,458	249,192
Coatings	35,889	34,322	108,217	103,351
Infrastructure products	335,944	278,151	951,141	803,141

Irrigation	150,445	84,822	440,890	285,301

Other	33,564	29,359	89,815	93,312
Less: Intersegment sales	(25,152)	(20,299)	(67,630)	(66,782)
Total	$ 494,801	$ 372,033	$ 1,414,216	$1,114,972

Operating Income
Engineered Support Structures	$ 16,247	$ 16,679	$ 44,402	$ 42,102
Utility Support Structures	14,628	10,045	43,033	31,640
Coatings	9,284	6,117	24,915	17,217
Infrastructure products	40,159	32,841	112,350	90,959

Irrigation	25,250	8,859	75,664	37,761

Other	5,812	4,707	15,512	14,936
Corporate	(9,325)	(8,693)	(27,794)	(27,976)
Total	$ 61,896	$ 37,714	$ 175,732	$ 115,680

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the “Other” category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	27-Sep-08	29-Sep-07
ASSETS
Current assets:
Cash and cash equivalents	$ 68,095	$ 69,337
Accounts receivable, net	318,723	264,518
Inventories	313,600	212,982
Prepaid expenses	19,612	8,571
Refundable and deferred income taxes	32,223	20,825
Total current assets	752,253	576,233
Property, plant and equipment, net	265,210	226,363
Goodwill and other assets	285,430	200,094
	$ 1,302,893	$ 1,002,690

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 2,341	$ 22,616
Notes payable to banks	28,234	14,890
Accounts payable	177,102	113,357
Accrued expenses	130,499	98,352
Dividend payable	3,399	2,717
Total current liabilities	341,575	251,932
Long-term debt, excluding current installments	265,086	200,521
Other long-term liabilities	81,736	67,339
Shareholders' equity	614,496	482,898
	$ 1,302,893	$ 1,002,690

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